Exhibit (a)(1)(M)

SPHINX INVESTEMENT CORP. ANNOUNCES EXTENSION OF TENDER OFFER TO PURCHASE ALL OUTSTANDING COMMON SHARES AND ASSOCIATED RIGHTS OF PERFORMANCE SHIPPING INC.

NEW YORK, Oct. 30, 2023 /PRNewswire/ -- Sphinx Investment Corp. ("Sphinx") today announced that it has extended the expiration date of its previously announced offer to purchase all of the issued and outstanding common shares, par value $0.01 per share (the "Common Shares"), of Performance Shipping Inc. ("Performance") (including the associated preferred stock purchase rights (the "Rights", and together with the Common Shares, the "Shares") for $3.00 per Share in cash, without interest, less any applicable withholding taxes (the "Offer").

The expiration date of the Offer has been extended to 11:59 p.m., New York City time, on November 15, 2023.

Continental Stock Transfer &Trust Company, the tender offer agent for the Offer, has advised Sphinx that as of 5:00 p.m., New York City time, on October 27, 2023, the last business day prior to the announcement of the extension of the Offer, no Shares had been validly tendered into the Offer and not validly withdrawn.

The Offer is being made pursuant to the terms and conditions described in the Amended and Restated Offer to Purchase (the "Offer to Purchase"), dated October 30, 2023, the related revised Letter of Transmittal (the "Letter of Transmittal"), dated October 30, 2023 and certain other Offer documents, copies of which are attached to the Tender Offer Statement on Schedule TO originally filed by Sphinx, Maryport Navigation Corp. and Mr. George Economou with the United States Securities and Exchange Commission (the "SEC") on October 11, 2023 and amended by Amendment No. 1 thereto on October 30, 2023.  Consummation of the Offer continues to be subject to satisfaction or waiver of all of the conditions referred to in Section 14 — "Conditions of the Offer" of the Offer to Purchase.

The Information Agent for the Offer is Innisfree M&A Incorporated.  The Offer materials may be obtained at no charge by calling Innisfree toll free at (877) 800-5190, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

Additional Information about the Offer and Where to Find It

The tender offer referenced herein commenced on October 11, 2023.  This press release is neither an offer to purchase nor a solicitation of an offer to sell any Shares or any other securities, nor is it a substitute for the tender offer materials attached to the Tender Offer Statement on Schedule TO filed by Sphinx, Maryport Navigation Corp. and Mr. George Economou with the SEC on Schedule TO on October 11, 2023 and amended pursuant to Amendment No. 1 thereto on October 30, 2023  (including the Offer to Purchase and the Letter of Transmittal) (the "Tender Offer Materials").  A solicitation and offer to purchase outstanding Shares is only being made pursuant to the Tender Offer Materials.  Performance filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Solicitation/ Recommendation Statement") with respect to the Offer with the SEC ON OCTOBER 25, 2023.  INVESTORS AND Performance shareholders ARE STRONGLY ADVISED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER to Purchase AND the Letter of Transmittal) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY INVESTORS AND Performance shareholders BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.  The Tender Offer Materials may be obtained at no charge at the website maintained by the Securities and Exchange Commission at www.sec.gov.

Important Cautions Regarding Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements, including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives.  These statements, which sometimes use words such as "anticipate," "believe," "intend," "estimate," "expect," "project," "strategy," "opportunity," "future," "plan," "will likely result," "will," "shall," "may," "aim," "predict," "should," "would," "continue," and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the beliefs and expectations of the applicable of the Offeror, Maryport and Mr. George Economou at the date of this press release and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

About Sphinx:

Sphinx Investment Corp. is a corporation organized under the laws of the Republic of the Marshall Islands. The principal business of the Sphinx is the making of investments in securities. Sphinx is controlled by Mr. George Economou.

Media Contact:
Innisfree M&A Incorporated
Jonathan Kovacs / Arthur Crozier / Scott Winter
jkovacs@innisfreema.com; acrozier@innisfreema.com; swinter@innisfreema.com
212-750-5833

SOURCE Sphinx Investment Corp